Exhibit 99.1 NEWS RELEASE Contact: Jim Fanucchi Phone Number: 408-404-5400 Email: jim@summitirgroup.com

NOT FOR IMMEDIATE RELEASE

GLOBALSCAPE® NAMED COMPANY OF THE MONTH BY THE BOWSER REPORT

Leading developer of secure information exchange solutions recognized for growth potential

SAN ANTONIO, Texas - Nov. 22, 2011-GlobalSCAPE®, Inc. (NYSE Amex: GSB) has been named "November Company of the Month" by investment newsletter The Bowser Report and is featured in the current issue available now at www.thebowserreport.com.

For 35 years, The Bowser Report has highlighted small-cap stocks using fundamental analysis to provide stock recommendations based on a proprietary rating system. Companies featured in the report do not pay for the research and coverage and do not edit the newsletter's recommendations.

"We are honored to be selected by The Bowser Report as its "Company of the Month" and for being named a "Best Pick" stock," says CEO Jim Morris. "We're thankful to Mr. Bowser for bringing attention to our growth story and believe this is a testimony to our recent track record of profitability in 28 of the last 30 quarters."

Earlier this month, GlobalSCAPE issued third quarter 2011 financial results reporting quarterly revenue grew 14 percent compared to the same quarter last year, and net income increased 162 percent over the same period.

About GlobalSCAPE

San Antonio, TX -based GlobalSCAPE, Inc. (NYSE Amex: GSB) is a leading provider of software and services that enable its customers to exchange information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® software, GlobalSCAPE has been helping businesses and consumers-including 15,000 companies in more than 150 countries-facilitate cost-effective secure information exchange.  GlobalSCAPE and its managed file transfer solutions have been recognized by Gartner Group, ComputerWorld, Network Products Guide, and Deloitte's Technology Fast 500. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 29, 2011.